EXHIBIT 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401

FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 6, 2025:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the third quarter and the first nine months of 2025.

President Hand reported that third quarter operating revenues of $20,361,000 increased $646,000 and net income of $6,201,000 increased $338,000 compared to the third quarter of 2024.  Basic and Diluted Earnings per share of $0.43 for the three-month period increased $0.02 compared to the same period last year.  Increased revenues were primarily due to growth in the customer base and revenues from the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were partially offset by higher operation and maintenance expenses and depreciation, higher interest on debt, and lower allowance for funds used during construction (AFUDC).  AFUDC is the cost of debt and equity funds used to finance plant construction.

President Hand also reported that the first nine months operating revenues of $58,016,000 increased $1,923,000, but net income of $14,891,000 decreased $292,000 compared to the first nine months of 2024.  Increased revenues were primarily due to growth in the customer base and revenues from the DSIC.  Income taxes decreased due to higher deductions from the IRS tangible property regulations.  The increased revenue and lower income taxes were more than offset by higher operation and maintenance expenses and depreciation, higher interest on debt, and lower AFUDC.  Basic and Diluted Earnings per share of $1.03 for the nine-month period decreased $0.03 compared to the same period last year.

During the first nine months of 2025, the Company invested $37.1 million in capital projects for main extensions and an upgrade to the enterprise software system, as well as various replacements and improvements to infrastructure and routine items.  The Company estimates it will invest an additional $10.0 million in 2025, excluding acquisitions, for additional main extensions, a continuing upgrade to the enterprise software system, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2025	2024	2025	2024
Operating Revenues	$20,361	$19,715	$58,016	$56,093
Net Income	$6,201	$5,863	$14,891	$15,183
Average Number of Common Shares Outstanding	14,412	14,354	14,397	14,340
Basic and Diluted Earnings Per Common Share	$0.43	$0.41	$1.03	$1.06
Dividends Declared Per Common Share	$0.2192	$0.2108	$0.6576	$0.6324

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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